THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO INNOFONE.COM, INCORPORATED THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $1,000,000.00	Issue Date: January 16, 2007
Purchase Price: $800,000.00

NOTE

FOR VALUE RECEIVED, INNOFONE.COM, INCORPORATED, a Nevada corporation (hereinafter called "Borrower"), hereby promises to pay to LAKEWOOD GROUP LLC, 152 West 57th Street, 54th Floor, New York, NY 10019, Fax: (732) 364-3555 (the "Holder") or order, without demand, the sum of One Million Dollars ($1,000,000.00), without interest accruing thereon, on September 16, 2007 (the "Maturity Date"), if not sooner paid.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST; AMORTIZATION

1.1 Default Interest Rate. Following the Maturity Date (accelerated or otherwise), the annual interest rate on this Note shall (subject to Section 4.7) be fifteen percent (15%) and calculated on a 360 day year.

1.2 Monthly Principal Payments. Cash amortizing payments of the outstanding Principal Amount of this Note shall commence on the fifth month anniversary date of this Note and on the same day of each month thereafter (each a “Repayment Date”) until the Principal Amount has been repaid in full. On each Repayment Date, the Borrower shall make payments to the Holder in the amount of twenty-five percent (25%) of the Principal Amount, and any other amounts (the "Monthly Amount"). All payments received on this Note shall be applied first against outstanding fees and damages, then against accrued interest and then to Principal Amount. Any Principal Amount, interest and any other sum arising under the Subscription Agreement or any other Transaction Document that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

ARTICLE II

OPTIONAL AND MANDATORY PREPAYMENT

2.1. Optional Prepayment of Principal Amount. Provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, whether or not such Event of Default has been cured, until thirty (30) calendar days after the Issue Date, the Borrower will have the option of prepaying the outstanding Principal amount of this Note ("Optional Prepayment") and accrued interest (if any), in whole, by paying to the Holder a sum of money equal to 110% of the Purchase Price, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date must be not later than three (3) business days after the date Notice of Redemption is served on Holder. On the Redemption Payment Date, which must be not later than thirty (30) calendar days after the Issue Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.

2.2. Mandatory Prepayment. In the event the Borrower raises funds from the sale of debt instruments, equity or instruments convertible into equity in excess of $2,500,000 of gross proceeds (“Excess Proceeds”), then the Maturity Date of this Note with respect to an amount of Principal Amount equal to the Excess Proceeds shall be automatically accelerated to the fifth business day after the date the Borrower receives the actual or beneficial Excess Proceeds and the Borrower must use such Excess Proceeds to pay amounts payable under this Note.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after the due date.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $200,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

3.7 Delisting. Delisting of the Common Stock from any Principal Market; failure to comply with the requirements for continued listing on a Principal Market for a period of seven consecutive trading days; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market.

3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $300,000 for more than twenty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and the Borrower has reserved and segregated liquid assets equal to the contested obligation.

3.9 Stop Trade. An SEC or judicial stop trade order or trading market trading suspension with respect to Borrower’s Common Stock that lasts for five or more consecutive trading days.

3.10 Pledgor Default. The Pledgor breaches any material covenant or other terms or conditions of the Stock Pledge Agreement in any material respect and such breach, if subject to cure, continues beyond any applicable cure period allowed pursuant to the Stock Pledge Agreement.

3.11 Pledgor Breach. Any material representation or warranty of the Pledgor made in the Stock Pledgor agreement or in any certificate given in writing by Pledgor pursuant thereto shall be false or misleading in any material respect as of the date made and the Closing Date.

3.12 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE IV

MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Innofone.com, Incorporated, 1431 Ocean Avenue, Suite 1500, Santa Monica, CA 90401, Attn: Alex Lightman, CEO and President, telecopier: (310) 458-2844, with a copy by telecopier only to: Arthur Marcus, Esq., and Peter J. Gennuso, Esq., Gersten Savage LLP, 600 Lexington Avenue, New York, NY 10022, telecopier (212) 980-5192, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.

4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 16 day of January, 2007.

INNOFONE.COM, INCORPORATED

By: /s/ Alex Lightman
Name: Alex Lightman
Title: President and CEO

WITNESS: